Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements pertaining to the United States Lime & Minerals, Inc. 1992 Stock Option Plan, as Amended and Restated, (Form S-8 Nos. 33-58311 and 333-101290) and in the Registration Statement pertaining to the United States Lime & Minerals, Inc. 2001 Long-Term Incentive Plan (Form S-8 No. 333-90876), of our report dated March 17, 2005, except for Note 2 as to which the date is March 8, 2006, with respect to the consolidated financial statements of United States Lime & Minerals, Inc. and subsidiaries included in this Annual Report on Form 10-K for the year ended December 31, 2005.

Ernst & Young LLP
Dallas, Texas
March 8, 2006